Exhibit 99.1

TransDigm Announces the Hiring of Terrance Paradie as Executive Vice President and Chief Financial Officer and Appointment of Greg Rufus to Senior Executive Vice President

CLEVELAND April 2, 2015 /PRNewswire/- TransDigm Group Incorporated (the “Company”) (NYSE:TDG) today announced that it has hired Terrance Paradie as Executive Vice President and Chief Financial Officer of TransDigm Group Incorporated.

Mr. Paradie was most recently Executive Vice President and Chief Financial Officer for Cliffs Natural Resources Inc. (NYSE:CLF). Cliffs is an international mining company, headquartered in Cleveland, Ohio with annual revenues of approximately $5 billion. Terry has been at Cliffs since 2007. His prior responsibilities at Cliffs included Sr. Vice President/Corporate Controller and operating responsibility for two domestic iron ore mines.

Prior to his tenure at Cliffs, Terry was a partner at KPMG LLP. During his 15 years at KPMG, Terry had a broad range of client responsibilities in audit, M&A, financial structuring and operational assistance across a broad range of industries.

Terry is a 1991 graduate of the University of Windsor with a degree in Accounting and Finance as well as a Certified Public Accountant. He and his wife, Christine, and their 14 year old daughter live in Ashtabula, Ohio, a suburb of Cleveland. Terry will start with the Company around April 15, 2015.

After 15 years with the Company, Greg Rufus, our long term CFO, has announced his intention to retire in the fourth quarter of calendar year 2016. To ensure a smooth transition and transfer of TransDigm culture, Greg will work closely with Terry as he comes up to speed. Greg will also work with the Company’s CEO to assist in managing TransDigm’s continued growth, developing the next generation of management, and utilizing his skills and business judgement on various projects.

W. Nicholas Howley, Chairman and Chief Executive Officer, stated “Terry is a good fit with the TransDigm team. He has a broad range of public accounting, public reporting, internal control, financing, operations and M&A experience that we believe is important for the CFO of a lean decentralized business like TransDigm. He has worked his way through complicated financial and operational re-structuring issues at Cliffs Natural Resources. This has served to further his financial and operational skills. We are fortunate to have attracted a financial executive with the experience, skills and cultural fit that Terry brings to the Company.”

Mr. Howley added, “Greg has been a significant contributor and a true partner in the success and growth of TransDigm over the last 15 years. He has been a major part of almost every key decision over that time. I can’t thank him enough for his hard work and support as a key member of the senior executive team at TransDigm for most of our history as well as his substantial contribution to our value focused strategy, performance and culture.”

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces, lighting and control technology and military personnel parachutes and cargo delivery systems.

Contact:	Liza Sabol
Investor Relations
(216) 706-2945
ir@transdigm.com